As filed with the Securities and Exchange Commission on January 26, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COLLAGENEX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1758016
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

41 University Drive
Newtown, Pennsylvania

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Colin W. Stewart
CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newtown, Pennsylvania 18940
(215) 579-7388

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Philip P. Rossetti, Esq.

Tod K. Reichert, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. Filed to register additional securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, $0.01 par value per share(3)	2,373,188	$12.43	$29,498,726.84	$3,156.36

(1)          Consists of (a) shares of common stock issuable upon conversion of Series D-1 Cumulative Convertible Preferred Stock, $0.01 par value per share, (b) 20,246 shares of common stock issued to certain holders of the Series D-1 Cumulative Convertible Preferred Stock in connection with the payment of common stock dividends to such holders and (c) pursuant to Rule 416 under the Securities Act of 1933, an indeterminate number of shares of common stock issued or issuable as a result of stock splits, stock dividends, recapitalizations, exchanges or similar events.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq National Market on January 24, 2006.

(3)          The shares being registered hereby will be accompanied by the registrant’s preferred stock purchase rights.  Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by the certificates for the registrant’s common stock, and will be transferred along with and only with the registrant’s common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 26, 2006

PROSPECTUS

2,373,188 Shares

COLLAGENEX PHARMACEUTICALS, INC.

of Common Stock

This Prospectus relates to the public resale, from time to time, of an aggregate of 2,373,188 shares (the “Shares”) of our common stock, $0.01 par value per share (the “Common Stock”) by certain stockholders identified below in the section entitled “The Selling Stockholders.”  The Shares include: (i) shares that are issuable from time to time upon conversion of the Company’s outstanding shares of Series D-1 Cumulative Convertible Preferred Stock (the “Preferred Stock”) into shares of the Company’s Common Stock and (ii) shares of Common Stock issued to certain holders of Preferred Stock in connection with the payment of Common Stock dividends to such holders.

We will not receive any proceeds from the sale by the Selling Stockholders of the Shares covered by this Prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is listed on the Nasdaq National Market and traded under the symbol “CGPI.”  The closing bid price of our Common Stock on the Nasdaq National Market on January 24, 2006 was $12.37 per share.  You are urged to obtain current market quotations for our Common Stock.

Investing in our Common Stock involves risks.  See “Risk Factors” at page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated               , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

CollaGenex Pharmaceuticals, Inc.’s principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, our telephone number at that address is (215) 579 7388 and our Internet address is www.collagenex.com.  The information on our Internet website is not incorporated by reference in this Prospectus, and you should not consider it to be a part of this document.  Our website address is included as an inactive textual reference only.  Unless the context otherwise requires references in this Prospectus to “CollaGenex,” “we,” “us,” and “our” refer to CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

Our logo, trademarks and service marks are the property of CollaGenex.  All other trade names, trademarks or service marks are the property of their respective owners.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this Prospectus.  This summary does not contain all of the information that you should consider before investing in our Common Stock.  You should read the entire Prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.”

COLLAGENEX PHARMACEUTICALS, INC.

We are a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  We currently market three prescription pharmaceutical products to the dermatology market through our professional dermatology sales force.  Our marketed dermatology products are Pandel®, a prescription corticosteroid we licensed from Altana, Inc. in May 2002, Alcortin™, a prescription topical antifungal steroid combination, and Novacort™, a prescription topical steroid and anesthetic.  We are promoting Alcortin and Novacort to dermatologists pursuant to a Promotion and Cooperation Agreement executed in June 2005 with Primus Pharmaceuticals Inc.

Prior to the May 2005 introduction of a third party generic version of Periostat®, we had a dental sales force that detailed four prescription pharmaceutical products to the dental market.  On May 20, 2005, we ceased all sales promotion activities for these products.  We currently still generate sales from these dental products, which all treat periodontal disease and include our own product Periostat, as well as Atridox®, Atrisorb FreeFlow® and Atrisorb-D® which are licensed from Atrix Laboratories, Inc. (now known as QLT USA, Inc.).  We had also sold a separately branded version of Periostat to United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc., or Mutual, pursuant to a License and Supply Agreement executed in April 2004 as part of a settlement of our outstanding patent litigation with Mutual.  As a result of the launch of a third party generic version of Periostat in May 2005, Mutual ceased purchasing product from us during June 2005.

In addition to our marketed products, we have a pipeline of products in clinical and pre-clinical development.  These products are based on our two proprietary platform technologies, IMPACS™ and Restoraderm®.  IMPACS (Inhibitors of Multiple Proteases And CytokineS) are a group of compounds that demonstrate a range of anti-inflammatory activities as well as the ability to inhibit the breakdown of connective tissue.  Periostat is our first FDA-approved IMPACS product.  Periostat-MR™ is a once-a-day, controlled release formulation of Periostat currently in a Phase III clinical trial for the treatment of adult periodontitis.  We do not intend to seek regulatory approval or market Periostat-MR in the United States.  Alliance Pharma PLC, a U.K. specialty pharmaceutical company that acquired our U.K. and European dental assets in 2004, has an option to acquire the rights to seek regulatory approval and market Periostat-MR in the U.K. and Europe.

We recently completed two Phase III clinical trials for Oracea™ for the treatment of rosacea, a dermatological condition.  Oracea contains the same active ingredient and controlled delivery as Periostat-MR.  We submitted our New Drug Application for Oracea to the FDA on August 1, 2005.  In April 2005, we announced the completion of a Phase II proof-of-concept clinical trial for incyclinide (formerly known as COL-3), our second generation IMPACS compound, for the treatment of rosacea.  In September 2005, we initiated a 300-patient, double-blinded, placebo-controlled, Phase II dose-finding clinical trial to evaluate the safety and efficacy of incyclinide for the treatment of acne.

Our Restoraderm technology is a proprietary, foam-based, topical drug delivery technology that originated from a Swedish collaborator.  We have acquired all rights, title and interest to the Restoraderm technology and have initiated the development of five products based on this technology.  We are currently developing Restoraderm products for the treatment of acne and psoriasis.

Our strategy is to become a leading developer and marketer of innovative prescription pharmaceutical products to the dermatology market.  We intend to continue to market our current products and develop and launch new products based on our two proprietary platform technologies.  Our core focus is on the dermatology market, although we intend to seek additional partnerships with third parties to develop potential uses of our technology outside of that focus.

THE OFFERING

Common Stock offered by Selling Stockholders

2,373,188 shares of Common Stock are being offered by this Prospectus. All of the shares offered by this prospectus are being sold by the Selling Stockholders. The Selling Stockholders consist of individuals and entities that purchased an aggregate of 200,000 shares of our Series D-1 Cumulative Convertible Preferred Stock, which shares are initially convertible into an aggregate of 2,352,942 shares of Common Stock. Certain of the Selling Stockholders also hold an aggregate of an additional 20,246 shares of Common Stock issued in connection with the payment of Common Stock dividend to such holders.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Nasdaq National Market symbol	CGPI

RISK FACTORS

Investing in our Common Stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before purchasing our Common Stock.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer.  In that case, the trading price of our Common Stock could fall, and you may lose all or part of the money you paid to buy our Common Stock.

We are depending heavily on the success of our most advanced product candidate, Oracea, for the treatment of rosacea, which is still under regulatory review.  If we are unable to obtain approval for and commercialize Oracea, or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our recent efforts and financial resources on the development of our most advanced product candidate, Oracea, for the treatment of rosacea.  Our ability to generate substantial product revenues from Oracea, which we do not expect will occur for at least the next two years, if ever, will depend heavily on the successful development and commercialization of Oracea.  The success of Oracea will depend on several factors, including the following:

•                  receipt of marketing approvals from the FDA and similar foreign regulatory authorities; and

•                  acceptance of the product by patients, the medical community and third party payors.

If we are unable to obtain FDA approval for and successfully commercialize Oracea, we may never realize revenue from this product candidate and we may have to curtail our other product development programs.  As a result, our business would be materially harmed.

If we are not able to obtain and enforce patent protection for Oracea or our other discoveries, our ability to commercialize our product candidates successfully will be harmed and we may not be able to operate our business profitably.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information.  However, we may not hold proprietary rights to some patents related to our current or future products and technologies.  Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patent applications.  As a result, we may be required to obtain licenses under third-party patents to market our proposed products.  If licenses are not available to us on acceptable terms, or at all, we will not be able to market the affected products.

Our strategy depends on our ability to identify our discoveries rapidly and to seek patent protection for them.  This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.  Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.  The issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties.  In addition, the issuance of a patent does not guarantee that we have the right to practice the patented invention.  Third parties may have blocking patents that could be used to prevent us from marketing our own patented product and practicing our own patented technology.

Our pending patent applications may not result in issued patents.  The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations.  The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change.  There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents.  The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.  Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others.  The allowance of broader claims may increase the incidence and cost of patent interference proceedings and/or opposition proceedings, and the risk of infringement litigation.  On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

If issued, our patent for Oracea may not contain claims sufficiently broad to protect us against third parties with similar products, or provide us with any competitive advantage.  Moreover, once issued, any of our patents may be challenged, narrowed, invalidated or circumvented.  In addition, the patent rights in our products that derive from claims under method of use patents may be hard to assert or enforce if medical professionals prescribe similar (including generic), though non-approved, doxycycline products for indications covered by our patents.  If our patents are invalidated or otherwise limited, other companies will be better able to develop products and technologies that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

We cannot assure you that our pursuit of business in the dermatology market will be successful.

We continue to implement our plans to expand into the dermatology market.  We recently filed a New Drug Application with the FDA for Oracea to treat rosacea, and we continue to seek additional product licensing opportunities to enhance our near-term offerings to the dermatology market.  We have also been allowed by the United States Patent and Trademark Office a patent for the use of sub-antimicrobial tetracyclines for the treatment of acne and acne rosacea, including Oracea.

While we have experience in the sales and marketing of dental products, we have limited experience in the dermatology market.  This market is very competitive and some of our competitors have substantially greater resources than we have.  Our future success will depend on, among other things, our ability to: (i) achieve market acceptance for any current or future dermatological offerings; (ii) hire and retain personnel with experience in the dermatology market; (iii) execute our business plan with respect to this market segment; and (iv) adapt to technical or regulatory changes once operational.

At the same time, new product development is a lengthy, complex and uncertain process that will require significant attention and resources from management.  A product candidate can fail at any stage of the development process due to, among other things, efficacy or safety concerns, the inability to obtain necessary regulatory approvals, the difficulty or excessive cost to manufacture and/or the infringement of patents or intellectual property rights of others.  Furthermore, the sales of new products may prove to be disappointing and fail to reach anticipated levels.  We therefore cannot assure you that we will be successful in our pursuit of business in the dermatology market, or that we can sustain any business in which we achieve initial success.

The success of our current technology platforms, and that of any other future technology platforms we may purchase or in-license, will depend on the quality and integrity of the technologies licensed or sold to us.  Despite our due diligence and the safeguards we have in place, we cannot guarantee the effectiveness or integrity of such technologies, nor can we be certain that others do not have intervening rights in such technologies.  If any of our in-licensed technologies proved ineffective, or if a third party successfully asserted any right to such technologies, our ability to develop new products and implement our strategies would be materially adversely affected.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries.  Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate.  Other than Periostat, we have not received regulatory approval to market any of our product candidates in any jurisdiction.  We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals.  Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy.  Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved.  Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application, or may affect the period for which the data filed in relation to the company’s products may not be accessed by those wishing to obtain approvals to market similar products.  The FDA, and comparable authorities in other countries, have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies.  In addition, varying interpretations of the data obtained from preclinical and clinical testing could influence how a product candidate is classified and delay, limit or prevent regulatory approval of a product candidate.  Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

Our products could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory bodies.  These requirements include submissions of safety and other post-marketing information and reports, registration requirements, current Good Manufacturing Practice, or cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping.  Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.  Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:

•                  restrictions on such products, manufacturers or manufacturing processes;

•                  warning letters;

•                  withdrawal of the products from the market;

•                  refusal to approve pending applications or supplements to approved applications that we submit;

•                  recall;

•                  fines;

•                  suspension or withdrawal of regulatory approvals;

•                  refusal to permit the import or export of our products;

•                  product seizure; and

•                  injunctions or the imposition of civil or criminal penalties.

We cannot predict with certainty the effect on our business of the decline in revenues generated by the dental business following the commercial launch of generic versions of Periostat and the termination of our dental sales force.

We have historically relied on sales of Periostat and Mutual’s branded version of Periostat, together with revenues generated by the other products that made up our dental business, for most of our revenue.  During the nine months ended September 30, 2005 and each of the years ended December 31, 2004, 2003 and 2002, Periostat and Mutual’s branded version of Periostat supplied by us (with respect to the nine months ended September 30, 2005 and the year ended December 31, 2004), accounted for approximately 78%, 88%, 82% and 82% of our total net revenues, respectively.

On May 13, 2005, the FDA approved a third party generic version of Periostat and a generic product was launched soon thereafter in late May 2005.  Upon this generic launch, Mutual was no longer obligated to purchase and is not expected to purchase their branded product from us.  We do not anticipate future shipments of Mutual’s branded version of Periostat supplied by us.  In addition, we have had to disband our dental sales force and delay or discontinue certain research and development activities in the dental business.  Consequently, while we continue to generate cash flow from the dental business, our revenues and margins from Periostat and the volume of our other dental business, have decreased significantly and are anticipated to continue to decrease as a result of the third party introduction of a generic version of Periostat.  If this decrease is more significant than we expect, we may experience difficulty in managing our cash, which would have a material adverse effect on our ability execute our strategies and develop our dermatology business.

We cannot assure you that our clinical trials will be completed in a timely manner or will meet agreed upon end-points.

As part of our plans to expand into the dermatology market, we will need to conduct extensive testing of our products, pursuant to protocols that measure end points agreed with the FDA or other regulatory agencies.  We cannot guarantee that Phase I, Phase II, or Phase III testing for our products in development will be completed successfully within any specified period of time, if at all.  Many products that initially appear promising are found, after clinical evaluation, not to be safe and effective.  Also, we, or the FDA, may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Delays in patient enrollment in clinical trials may result in increased costs and delays, which could have a harmful effect on our ability to develop products.

It may take several years to complete the testing of a product, and failure can occur at any stage of testing.  For example:

•                  interim results of preclinical or clinical studies do not necessarily predict their final results, and results in early studies might not be seen in later studies;

•                  potential products that appear promising at early stages of development may ultimately fail for a number of reasons, including the possibility that the products may be ineffective, less effective than products of our competitors or cause harmful side effects;

•                  any preclinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•                  preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•                  we may not be able to manufacture the investigational or commercial product in sufficient quantity or quality or at acceptable cost;

•                  negative or inconclusive results from a preclinical study or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•                  the FDA can place a hold on a clinical trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•                  we may encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval; and

•                  our clinical trials may not demonstrate the safety and efficacy needed for our products to receive regulatory approval.

If we are required to conduct additional clinical trials or other studies beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended.  Our product development costs will also increase if we experience delays in testing or approvals.  Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or potential products.  If any of this occurs, our business will be materially harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights.  Third parties may own or control these patents and patent applications in the United States and abroad.  These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

We depend upon third party researchers and providers of clinical services to perform as contractually required if we are to be successful in bringing new products to market.

We do not have the ability independently to conduct the clinical trials required to obtain regulatory approval for our products.  We rely on independent clinical investigators, contract research organizations and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities.  We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan, protocols for the trial and applicable regulatory requirements.  Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.  Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.  Third parties may not, however, complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols.  Furthermore the data that they generate may not be accurate or may, in extreme cases, be fraudulent.

Our ability to bring our future products to market depends on the quality and integrity of the data we present to regulatory authorities in order to obtain marketing authorizations.  We cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated.  The failure of these third parties to carry out their obligations would materially adversely affect our ability to develop and market new products and implement our strategies.

We depend upon certain key relationships to generate much of the technology required to maintain our competitive position in the marketplace.

Our IMPACS technology is licensed from the Research Foundation of the State University of New York, or SUNY (the “SUNY License”), and other academic and research institutions collaborating with SUNY.  Under the SUNY License, we have an exclusive worldwide license to SUNY’s rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions.  The SUNY License imposes various payment and reporting obligations on us, and our failure to comply with these requirements permits SUNY to terminate the SUNY License.  If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.  The SUNY License is terminable by SUNY on 90 days prior notice only upon our failure to make timely payments, reimbursements or reports, if the failure is not cured by us within 90 days.  The termination of the SUNY License, or the failure to obtain and maintain patent protection for our technologies, would have a material adverse effect on our business, financial condition, liquidity and results of operations.

If our products cause injuries, we may incur significant expense and liability.

Our business may be adversely affected by potential product liability claims arising out of the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or promotion and cooperation rights.  We have an aggregate of $10.0 million in product liability insurance ($5.0 million for pediatric claims) covering Periostat and Mutual’s branded version of Periostat, our product candidates and products for which we have licensing or promotion and cooperation rights.

Our insurer has also notified us that our general product liability policy will not cover claims arising from our past sales of Vioxx, to the extent such claims are made after December 31, 2004.  This does not affect our rights under the Co-Promotion Agreement with Merck, which provides for indemnification of us by Merck against any claims arising from manufacturing or design defects in the Vioxx product or for which we, as the seller of the product, may be strictly liable as a seller of an inherently dangerous product.

Our insurance may not adequately protect us against product liability claims.  Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

Changes in stock option accounting rules may have a significant adverse affect on our operating results.

We have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace.  Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” allows companies the choice of either using a fair value method of accounting for options that would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, with a pro forma disclosure of the impact on net income (loss) allocable to common stockholders of using the fair value option expense recognition method.  We have elected to apply APB 25 and, accordingly, we generally have not recognized any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our Common Stock on the date of grant.

In December 2004, the Financial Accounting Standards Board issued “Share-Based Payment” (Statement 123(R)).  Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the grant-date fair value of the equity instruments issued.  In determining the fair value of options and other equity-based awards, companies may use different valuation models that may involve extensive and complex analysis.  Statement 123(R) will be effective for us no later than January 1, 2006, which is the first day of our 2006 fiscal year.  We are in the process of reviewing Statement 123(R) to determine which model is most appropriate for us.  While we continue to evaluate the effect that the adoption of Statement 123(R) will have on our financial position and results of operations, we currently expect that our adoption of Statement 123(R) will adversely affect our operating results to some extent in future periods.

Our stock price is highly volatile and, therefore, the value of your investment may fluctuate significantly.

The market price of our Common Stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results.  These fluctuations may be exaggerated if the trading volume of our Common Stock is low.  In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time.  These fluctuations may or may not be based upon any business or operating results.  Our Common Stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

The following table sets forth the high and low last sale prices per share for our Common Stock for each of the quarters in the period beginning January 1, 2003 through December 31, 2005, as reported on the Nasdaq National Market:

Quarter Ended	High	Low

March 31, 2003	$11.03	$6.66
June 30, 2003	$13.27	$8.62
September 30, 2003	$15.84	$10.50
December 31, 2003	$11.82	$8.90

March 31, 2004	$14.16	$10.07
June 30, 2004	$13.21	$8.70
September 30, 2004	$9.49	$6.09
December 31, 2004	$7.49	$5.37

March 31, 2005	$7.52	$4.50
June 30, 2005	$7.61	$3.99
September 30, 2005	$9.95	$7.15
December 31, 2005	$12.07	$8.50

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act).  All statements, other than statements of historical facts, included or incorporated in this Prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this Prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.  Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares offered by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The individuals and entities listed below (the “Selling Stockholders”) received shares of Preferred Stock in connection with the execution of a Restructuring and Exchange Agreement with the Company, dated December 15, 2005 or from a party to such agreement.  The Preferred Stock is by its terms convertible, in certain circumstances, into shares of Common Stock.

The following table sets forth: (i) the name of each Selling Stockholder; (ii) the number of shares of Common Stock owned (or subject to options or convertible securities) by each Selling Stockholder as of the date of this Prospectus and prior to this offering; (iii) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus; and (iv) the amount of Common Stock to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of their shares of Common Stock covered by this Prospectus.

We cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

Name of Selling Stockholder	Number of Shares/Percentage of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered(2)	Number of Shares/Percentage of Common Stock to be Beneficially Owned After Offering (2)
	Number	Percentage		Number	Percentage
OCM Principal Opportunities Fund, L.P.	2,167,875(3)	11.1%	2,101,212	66,663	*

Richard A. Horstmann	153,736(4)	*	118,713	35,023	*

Lloyd Ruth	44,906(5)	*	44,906	0	*

Peer Pedersen	51,941(6)	*	51,941	0	*

Pedersen ESA, LLC	10,400(7)	*	10,400	0	*

Scripps Family Limited Partnership, LP	10,400(8)	*	10,400	0	*

Robert J. Easton	111,156(9)	*	23,744	87,412	*

Pebblebrook Partners Ltd.	15,376(10)	*	11,872	3,504	*

* Less than one percent.

(1)   Such number of shares held includes shares of Common Stock issued to each such holder in payment of dividends on the Preferred Stock declared by our board of directors in June 1999 and distributed in October 1999.  Applicable percentage ownership is based on 17,408,547 shares of Common Stock outstanding as of January 15, 2006, plus any Common Stock equivalents or convertible securities held, shares beneficially owned by each such holder and shares of Common Stock issued by us in payment of dividends on the Preferred Stock as set forth herein.

(2)   Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering.  Because the Selling Stockholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Stockholder will own upon completion of this offering.

(3)   Mr. Stephen Kaplan, a former member of our board of directors, is a Principal of Oaktree Capital Management, LLC, which is the general partner of OCM Principal Opportunities Fund, L.P. (“OCM”).  Includes 2,082,353 shares of Common Stock issuable upon the conversion of 177,000 shares of Preferred Stock held by OCM, 62,933 shares of

Common Stock, including 18,859 shares of Common Stock issued in payment of dividends on such Preferred Stock for the period May 12, 1999 through June 30, 1999 and 22,589 shares of Common Stock issuable upon exercise of certain options for which it has sole voting power and sole dispositive power.  Mr. Kaplan expressly disclaims beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein.

(4)   Includes 117,647 shares of Common Stock issuable upon the conversion of 10,000 shares of Preferred Stock held by Mr. Horstmann and 36,089 shares of Common Stock, including 1,066 shares of Common Stock issued in payment of dividends on such Preferred Stock for the period May 12, 1999 through June 30, 1999.

(5)   Includes 44,906 shares of Common Stock issuable upon the conversion of 3,817 shares of Preferred Stock held by Mr. Ruth.

(6)   Includes 51,941 shares of Common Stock issuable upon the conversion of 4,415 shares of Preferred Stock held by Mr. Pedersen.

(7)   Includes 10,400 shares of Common Stock issuable upon the conversion of 884 shares of Preferred Stock held by Pedersen ESA, LLC.

(8)   Includes 10,400 shares of Common Stock issuable upon the conversion of 884 shares of Preferred Stock held by the Scripps Family Limited Partnership, LP.

(9)   Mr. Easton is a member of our board of directors.  Includes 56,767 shares of Common Stock underlying options which are exercisable as of January 15, 2006 or 60 days after such date. Also includes 23,530 shares of Common Stock issuable upon the conversion of 2,000 shares Preferred Stock held by Mr. Easton and 26,409 shares of Common Stock, including 214 shares of Common Stock issued in payment of dividends on such Preferred Stock for the period May 12, 1999 through June 30, 1999. Also includes 4,450 shares of Common Stock held as trustee for the Rachel Easton Charitable Trust.

(10) Includes 11,765 shares of Common Stock issuable upon the conversion of 1,000 shares of Preferred Stock held by Pebblebrook Partners Ltd. and 3,611 shares Common Stock, including 107 shares of Common Stock issued in payment of dividends on such Preferred Stock for the period May 12, 1999 through June 30, 1999.

Except as set forth in the footnotes above, none of the Selling Stockholders has held any position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

The Shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders.  The term “Selling Stockholders” includes donees, pledgees, transferees or other successors-in-interest selling Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The Selling Stockholders may sell their Shares by one or more of, or a combination of, the following methods:

•         purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

•         ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•         block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•         in privately negotiated transactions; and

•         in options transactions.

In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with Selling Stockholders.  The Selling Stockholders may also sell the Common Stock short and redeliver the Shares to close out such short positions.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered by this Prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).  The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the Shares covered by this Prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates.  In addition, we will make copies of this Prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares covered by this Prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) until the expiration of the holding period set forth in clause (k) of Rule 144 promulgated under the Securities Act.

LEGAL MATTERS

The validity of the Shares offered by this Prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an Internet site, the address of which is www.sec.gov.  That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

We have filed this Prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act.  This Prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

This Prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this Prospectus regarding us and the securities being offered by us, including exhibits and schedules.  We also maintain an Internet site at www.collagenex.com, which provides additional information about our company and through which you can also access our SEC filings.  The information set forth on our Internet site is not part of this Prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this Prospectus some of the documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this Prospectus.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this Prospectus will automatically update and supersede information contained in this Prospectus, including information in previously filed documents or reports that have been incorporated by reference in this Prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC.  These documents are incorporated herein by reference as of their respective dates of filing:

(1)      our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on March 10, 2005;

(2)      our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 5, 2005;

(3)      our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the SEC on August 9, 2005;

(4)      our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC on November 3, 2005;

(5)      our Current Report on Form 8-K, as filed with the SEC on January 20, 2005;

(6)      our Current Report on Form 8-K, as filed with the SEC on March 17, 2005;

(7)      our Current Report on Form 8-K, as filed with the SEC on March 18, 2005;

(8)      our Current Report on Form 8-K, as filed with the SEC on April 7, 2005;

(9)      our Current Report on Form 8-K, as filed with the SEC on April 22, 2005;

(10)    our Current Report on Form 8-K, as filed with the SEC on May 16, 2005;

(11)    our Current Report on Form 8-K, as filed with the SEC on May 26, 2005;

(12)    our Current Report on Form 8-K, as filed with the SEC on June 10, 2005;

(13)    our Current Report on Form 8-K, as filed with the SEC on June 17, 2005;

(14)    our Current Report on Form 8-K, as filed with the SEC on September 26, 2005;

(15)    our Current Report on Form 8-K, as filed with the SEC on December 15, 2005;

(16)    our Current Report on form 8-K, as filed with the SEC on December 19, 2005;

(17)    our Current Report on form 8-K, as filed with the SEC on December 21, 2005;

(18)    The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, in the form declared effective by the SEC on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description;

(19)    all our filings pursuant to the Securities Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement; and

(20)    all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus are incorporated by reference in this Prospectus as of the respective filing dates of these documents and reports.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Andrew K.W. Powell, CollaGenex Pharmaceuticals, Inc., 41 University Drive, Suite 200, Newtown, Pennsylvania 18940, telephone (215) 579-7388.

You should rely only on the information contained in this Prospectus, including information incorporated by reference as described above.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this Prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this Prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the Common Stock being registered hereby, all of which will be borne by CollaGenex.  All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,156.36
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	6,843.64
Total expenses	$45,000.00

Item 15.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  CollaGenex’s Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7).  The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Preferred Stock of CollaGenex, is required to amend such provisions.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of  liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article V of CollaGenex’s By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware.  This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.  The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Preferred Stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16.  Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock of CollaGenex Pharmaceuticals, Inc. dated as of October 15, 2001. (2)

4.3	Amended Certificate of Designation of Series A Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 5, 2002. (3)

4.4	Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock (4)

4.5	Amended and Restated By Laws. (5)

4.6	Amended and Restated Shareholder Protection Rights Agreement, dated as of May 29, 2002, by and between CollaGenex Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (6)

4.7	Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P. and the Purchasers set forth therein. (7)

4.8

Amendment No. 1 to Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P., and the Purchasers set forth therein. (8)

4.9

Amendment No. 2 to Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P., and the Purchasers set forth therein. (9)

4.10	Restructuring and Exchange Agreement, dated December 15, 2005, by and among the Company and the holders of outstanding Series D Cumulative Convertible Preferred Stock of the Company. (10)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-5 of this registration statement).

(1)   Incorporated by reference to the Company’s Registration Statement on Form S-1 (File Number 333-3582) which became effective on June 20, 1996.

(2)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(3)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 29, 2002, which was filed with the Securities and Exchange Commission on June 5, 2002.

(4)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 15, 2005, which was filed with the Securities and Exchange Commission on December 19, 2005.

(5)   Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which was filed with the Securities and Exchange Commission on November 14, 2002.

(6)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 29, 2002, which was filed with the Securities and Exchange Commission on June 5, 2002.

(7)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 12, 1999, which was filed with the Securities and Exchange Commission on May 26, 1999.

(8)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(9)   Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(10) Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 15, 2005, which was filed with the Securities and Exchange Commission on December 19, 2005.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)      That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(6)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania, on January 26, 2006.

COLLAGENEX PHARMACEUTICALS, INC.

By:	/s/ Colin W. Stewart
Colin W. Stewart
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of CollaGenex Pharmaceuticals, Inc., hereby severally constitute and appoint Colin W. Stewart and Nancy C. Broadbent, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them, to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the registration statement on Form S-3 filed herewith, and any subsequent registration statement for the same offering that may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable CollaGenex Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact and agents, or any of them, to said amendments or to any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin W. Stewart	President, Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2006
Colin W. Stewart

/s/ Nancy C. Broadbent	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 26, 2006
Nancy C. Broadbent

/s/ Brian M. Gallagher, Ph.D.	Director	January 26, 2006
Brian M. Gallagher, Ph.D.

/s/ Peter R. Barnett, D.M.D.	Director	January 26, 2006
Peter R. Barnett, D.M.D.

/s/ Robert C. Black	Director	January 26, 2006
Robert C. Black

/s/ James E. Daverman	Chairman of the Board and Director	January 26, 2006
James E. Daverman

/s/ Robert J. Easton	Director	January 18, 2006
Robert J. Easton

/s/ Robert A. Beardsley, Ph.D.	Director	January 18, 2006
Robert A. Beardsley, Ph.D.

/s/ W. James O’Shea	Director	January 18, 2006
W. James O’Shea

/s/ George M. Lasezkay, Pharm.D., J.D.	Director	January 26, 2006
George M. Lasezkay, Pharm.D., J.D.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Amended Certificate of Designation, Preferences and Rights of the Series D Cumulative Convertible Preferred Stock of CollaGenex Pharmaceuticals, Inc. dated as of October 15, 2001. (2)

4.3	Amended Certificate of Designation of Series A Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 5, 2002. (3)

4.4	Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock (4)

4.5	Amended and Restated By Laws. (5)

4.6	Amended and Restated Shareholder Protection Rights Agreement, dated as of May 29, 2002, by and between CollaGenex Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (6)

4.7	Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P. and the Purchasers set forth therein. (7)

4.8

Amendment No. 1 to Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P., and the Purchasers set forth therein. (8)

4.9

Amendment No. 2 to Stockholders and Registration Rights Agreement, dated March 19, 1999, by and among CollaGenex Pharmaceuticals, Inc., OCM Principal Opportunities Fund, L.P., and the Purchasers set forth therein. (9)

4.10	Restructuring and Exchange Agreement, dated December 15, 2005, by and among the Company and the holders of outstanding Series D Cumulative Convertible Preferred Stock of the Company. (10)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-5 of this registration statement).

(1)          Incorporated by reference to the Company’s Registration Statement on Form S-1 (File Number 333-3582) which became effective on June 20, 1996.

(2)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(3)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 29, 2002, which was filed with the Securities and Exchange Commission on June 5, 2002.

(4)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 15, 2005, which was filed with the Securities and Exchange Commission on December 19, 2005.

(5)          Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which was filed with the Securities and Exchange Commission on November 14, 2002.

(6)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 29, 2002, which was filed with the Securities and Exchange Commission on June 5, 2002.

(7)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated May 12, 1999, which was filed with the Securities and Exchange Commission on May 26, 1999.

(8)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(9)          Incorporated by reference to the Company’s Current Report on Form 8-K, dated October 15, 2001, which was filed with the Securities and Exchange Commission on October 18, 2001.

(10) Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 15, 2005, which was filed with the Securities and Exchange Commission on December 19, 2005.